Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date: December 28, 2012

Company: National Bancshares Corporation
         112 West Market Street
         Orrville, Ohio 44667
Contact: Mark R. Witmer
         President and CEO
Phone:   330.682.1010
Fax:     330.682.4644

NATIONAL BANCSHARES CORPORATION ANNOUNCES PLANS TO DEREGISTER ITS
COMMON SHARES

ORRVILLE, Ohio ~ December 28, 2012 ~ National Bancshares Corporation (the `Company`) today announced that it intends to file a Certificate and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission (`SEC`) to voluntarily terminate the registration of its common shares and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company intends to file the Form 15 as soon as reasonably practicable in January 2013, subject to its satisfaction of certain regulatory requirements.

Ninety days after filing the Form 15, the Company will no longer be obligated to file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company anticipates that its filing obligations will end after the Company files its annual report on Form 10-K for the year ended December 31, 2012.

Recent changes to federal securities laws have made it possible for the Company to suspend its reporting obligations and eliminate the significant costs to the Company associated with preparing annual, quarterly and current reports under the Securities Exchange Act of 1934.

In the future, the Company intends to make public its quarterly and annual financial results as well as any significant corporate developments by posting such information on its website. The Company`s common shares have been trading on the OTC Markets, and the Company anticipates its common shares will continue to be quoted on the OTC Markets after deregistration. There can be no guarantee, however, that any broker will continue to make a market in the Company`s common shares and that trading will continue.

National Bancshares Corporation is the holding company for First
National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has fourteen banking offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Fairlawn, Kidron, Lodi, Mt. Eaton, Seville and Smithville. Additional information is available at www.discoverfirstnational.com.

Forward-looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. The Company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information, or otherwise.